As filed with the Securities and Exchange Commission on February 1, 2018

Registration No. 333-220235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO REGISTRATION STATEMENT

ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

OCEANFIRST FINANCIAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3412577
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

975 Hooper Avenue

Toms River, New Jersey 08753

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Sun Bancorp, Inc. 2015 Omnibus Stock Incentive Plan

Sun Bancorp, Inc. 2014 Performance Equity Plan

Sun Bancorp, Inc. 2010 Stock-Based Incentive Plan

and

Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan

(Full Title of the Plan)

Christopher D. Maher

President and Chief Executive Officer

975 Hooper Avenue

Toms River, New Jersey 08753

(732) 240-4500

(Name, Address and Telephone Number of Agent for Service)

Copies To:

Steven J. Tsimbinos, Esq. OceanFirst Financial Corp. 975 Hooper Avenue Toms River, New Jersey 08753 Phone: (732) 240-4500	David C. Ingles, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Phone: (212) 735-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	274,298	N/A	N/A	N/A

(1)	This post-effective amendment on Form S-8 (this “Amendment”) to the registration statement on Form S-4 (Registration No. 333-220235) filed by OceanFirst Financial Corp., a Delaware corporation (“OceanFirst”), with the Securities and Exchange Commission (the “SEC”) on August 29, 2017 (the “Initial Registration Statement”), as amended by Amendment No. 1 to the Initial Registration Statement filed with the SEC on September 19, 2017 (together with the Initial Registration Statement, the “Amended Registration Statement” and, together with this Amendment, the “Registration Statement”) is being filed in connection with the completion of the merger (the “First-Step Merger”) of Mercury Merger Sub Corp., a New Jersey corporation and a wholly-owned subsidiary of OceanFirst (“Merger Sub”), with and into Sun Bancorp, Inc., a New Jersey corporation (“Sun”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 30, 2017 (the “Merger Agreement”), by and among OceanFirst, Sun and Merger Sub. Upon completion of the First-Step Merger, the options (the “Sun Options”) to purchase shares of Sun’s common stock, par value $5.00 per share (the “Sun Common Stock”), outstanding under the Sun Bancorp, Inc. 2015 Omnibus Stock Incentive Plan, the Sun Bancorp, Inc. 2014 Performance Equity Plan, the Sun Bancorp, Inc. 2010 Stock-Based Incentive Plan and the Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan were converted into options to purchase shares of the common stock, par value $0.01 per share, of OceanFirst (the “OceanFirst Common Stock”) according to a formula prescribed by the Merger Agreement and described herein. Therefore, this Amendment relates to the shares of OceanFirst Common Stock issuable upon exercise, after the completion of the Integrated Mergers (as defined below), of the converted Sun Options held by directors and employees of Sun who will continue as directors and employees, as applicable, of OceanFirst immediately following the completion of the Integrated Mergers. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall also cover additional shares of OceanFirst Common Stock that may become issuable under the agreements described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding shares of OceanFirst Common Stock.
(2)	Not applicable. All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Initial Registration Statement. Accordingly, no additional filing fee is required.

EXPLANATORY NOTE

OceanFirst Financial Corp., a Delaware corporation (“OceanFirst”), hereby amends the Amended Registration Statement, which the SEC declared effective at 5:00 p.m., Eastern Time, on September 20, 2017, by filing this Amendment. At the time the Amended Registration Statement was declared effective, OceanFirst registered 18,646,027 shares of OceanFirst Common Stock. Pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 30, 2017 (the “Merger Agreement”), by and among OceanFirst, Sun Bancorp, Inc. (“Sun”) and Mercury Merger Sub Corp., a New Jersey corporation and a wholly-owned subsidiary of OceanFirst (“Merger Sub”), Merger Sub merged with and into Sun, with Sun continuing as the surviving corporation in such merger (the “First-Step Merger”), and, immediately following the completion of the First-Step Merger, Sun merged with and into OceanFirst, with OceanFirst continuing as the surviving corporation in such merger (together with the First-Step Merger, the “Integrated Mergers”). At the effective time of the First-Step Merger (the “Effective Time”), each share of common stock of Sun, par value $5.00 per share (the “Sun Common Stock”), issued and outstanding immediately prior to the Effective Time (other than certain shares of Sun Common Stock that were cancelled for no consideration pursuant to the terms of the Merger Agreement, but including each share of Sun Common Stock underlying each restricted stock award granted by Sun under the Sun Bancorp, Inc. 2015 Omnibus Stock Incentive Plan, the Sun Bancorp, Inc. 2014 Performance Equity Plan, the Sun Bancorp, Inc. 2010 Stock-Based Incentive Plan and the Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan (collectively, the “Sun Plans”), which restricted stock awards became fully vested at the Effective Time and each share of Sun Common Stock underlying each restricted stock unit award granted by Sun under the Sun Plans, which restricted stock unit awards were cancelled at the Effective Time), was converted into the right to receive, at the election of the holder thereof and subject to the allocation and proration procedures set forth in the Merger Agreement, either (i) an amount in cash (the “Cash Consideration”) equal to $24.99 (which is the sum of (A) $3.78 and (B) $21.21 (the product of 0.7884 and $26.9058, the volume-weighted average trading price of shares of Common Stock, par value $0.01 per share, of OceanFirst (the “OceanFirst Common Stock”) on the NASDAQ Global Select Market (as reported by The Wall Street Journal) for the five full trading days ending on the last trading day preceding January 31, 2018 (the “OceanFirst Share Closing Price”))); or (ii) 0.9289 shares of OceanFirst Common Stock (which is a number of shares of OceanFirst Common Stock equal to the quotient (the “Exchange Ratio”), rounded to the nearest one-ten thousandth, of (A) the Cash Consideration divided by (B) the OceanFirst Share Closing Price (together with the Cash Consideration and any cash (without interest) in lieu of fractional shares of OceanFirst Common Stock, the “Merger Consideration”)).

At the Effective Time, each option to purchase shares of Sun Common Stock (each, a “Sun Option”), whether vested or unvested, that was outstanding and unexercised immediately prior to the Effective Time, without any further action on the part of any holder thereof, was assumed and converted into an option to purchase shares of OceanFirst Common Stock on the same terms and conditions as were applicable prior to the Effective Time, except that the number of shares of OceanFirst Common Stock issuable upon exercise of a converted Sun Option was adjusted by multiplying the number of shares of Sun Common Stock subject to such Sun Option immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share), and the exercise price per share of a converted Sun Option was adjusted by dividing the exercise price per share of such Sun Option by the Exchange Ratio (rounded up to the nearest whole cent). This Amendment relates to the shares of OceanFirst Common Stock issuable upon exercise of converted Sun Options (other than those held by former directors or employees of Sun who are not continuing as directors or employees of OceanFirst following the Effective Time) on and after completion of the First-Step Merger. All such shares were previously registered by the Amended Registration Statement, but will be subject to issuance pursuant to this Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Sun Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of this Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Amendment pursuant to Item 3 of Part II of this Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by OceanFirst, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Amendment:

1.	OceanFirst’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 15, 2017;

2.	OceanFirst’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 9, 2017; for the quarter ended June 30, 2017, filed on August 9, 2017; and for the quarter ended September 30, 2017, filed on November 8, 2017.

3.	OceanFirst’s prospectus, including the description of OceanFirst’s capital stock contained therein, filed pursuant to Rule 424(b)(3) on September 20, 2017; and

4.	OceanFirst’s Current Reports on Form 8-K filed on January 27, 2017; February 1, 2017; March 7, 2017; March 30, 2017; April 10, 2017; April 28, 2017; May 4, 2017; June 6, 2017; June 27, 2017; June 30, 2017; July 3, 2017; July 28, 2017; August 1, 2017; August 8, 2017; October 27, 2017; November 1, 2017; December 5, 2017; December 21, 2017; January 12, 2018 and February 1, 2018; and OceanFirst’s Amended Current Report on Form 8-K/A filed on February 13, 2017.

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In addition, except as provided below, all documents subsequently filed by OceanFirst pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of an additional post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in the Registration Statement shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in the Registration Statement, modifies or supersedes such prior statement. Any statement contained in the Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in the Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 4.	Description of the Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

OceanFirst’s certificate of incorporation contains a provision which, subject to certain exceptions, eliminates the liability of a director or an officer to OceanFirst or its stockholders for monetary damages for any breach of duty as a director or officer.

OceanFirst’s certificate of incorporation provides that OceanFirst shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, all directors, officers, employees, agents of OceanFirst, and any person who, at OceanFirst’s request, is or was serving as director, officer, employee, or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expense, liability and loss and expenses in any proceeding arising out of their status or activities in any of the foregoing capacities except when the party’s activities do not meet the applicable standard of conduct set forth in the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to OceanFirst’s directors, officers and controlling persons under the foregoing provisions, or otherwise, OceanFirst has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

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Item 8.	Exhibits.

A list of Exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1 of OceanFirst’s registration statement on Form S-1, effective May 13, 1996 as amended) (P)

4.2	Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.2 of OceanFirst’s Current Report on Form 8-K filed on December 21, 2017)

4.3	Form of Common Stock Certificate of OceanFirst Financial Corp. (incorporated by reference from Exhibit 4.0 of OceanFirst’s registration statement on Form S-1, effective May 13, 1996 as amended) (P)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Sun Bancorp, Inc. 2015 Omnibus Stock Incentive Plan

10.2	Sun Bancorp, Inc. 2014 Performance Equity Plan

10.3	Sun Bancorp, Inc. 2010 Stock-Based Incentive Plan

10.4	Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 to this registration statement)

23.2	Consent of KPMG LLP (with respect to OceanFirst Financial Corp.)

24.1	Power of Attorney*

* previously filed

Item 9.	Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toms River, State of New Jersey on February 1, 2018.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher

Name:	Christopher D. Maher
Title:	President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ *	President, Chief Executive Officer	February 1, 2018
Christopher D. Maher	(Principal Executive Officer) and Director (Chairman of the Board)

/s/ *	Executive Vice President and Chief	February 1, 2018
Michael J. Fitzpatrick	Financial Officer

/s/ *	Senior Vice President and Principal	February 1, 2018
Angela K. Ho	Accounting Officer

/s/ *	Director	February 1, 2018
Steven E. Brady

/s/ *	Director	February 1, 2018
Joseph J. Burke

/s/ *	Director	February 1, 2018
Angelo Catania

/s/ *	Director	February 1, 2018
Michael Devlin

/s/ *	Director	February 1, 2018
Jack M. Farris

/s/ *	Director	February 1, 2018
Dorothy F. McCrosson

/s/ *	Director	February 1, 2018
Donald E. McLaughlin

/s/ *	Director	February 1, 2018
Diane F. Rhine

/s/ *	Director	February 1, 2018
Mark G. Solow

/s/ *	Director	February 1, 2018
John E. Walsh

/s/ *	Director	February 1, 2018
Samuel R. Young

/s/ Anthony Coscia	Director	February 1, 2018
Anthony Coscia

/s/ Grace Torres	Director	February 1, 2018
Grace Torres

*/s/ Christopher D. Maher	Attorney-in-Fact	February 1, 2018
Christopher D. Maher